Exhibit 99.2

MangoSoft Acquires Structured Settlement Firm

Somers, New York, December 27, 2010

MangoSoft, Inc. (OTC BB: MGOF.OB) announced the acquisition of Structured Settlement Investments, L.P., a Delaware limited partnership that originates, purchases and resells structured settlements from beneficiaries of insurance, litigation and lottery awards. The partnership recently re-branded itself using the d/b/a of Aspyre Settlement Funding. MangoSoft intends to file for conversion of the limited partnership into Aspyre Settlement Funding, Inc. as a wholly-owned subsidiary of the Company.

The structured settlement investment business provides liquidity to beneficiaries in the form of cash purchases of future payments to which the sellers are entitled as successful plaintiffs in personal injury, medical or other litigations.

Structured Settlement Investments, L.P. (“SSI LP”) was formed as a limited partnership in 2004 and has purchased streams of payments in excess of $85 million in the aggregate. The firm has experienced management with over 15 years of success in originations of these assets.

Dennis M. Goett, MangoSoft’s Chairman & CEO, commented that “these are high quality transactions, completed in a regulated environment and generate superior yields to both SSI LP and the long-term holders of these payment streams. SSI LP acts as the originator of each transaction. It identifies prospective sellers, values the payment stream, and manages the requisite approval process needed for the purchase and re-sale of each transaction. Given the strong credit standing of the insurance and annuity companies that underlie these transactions, the return to the long term holders is equally compelling.”

Please visit Structured Settlement Investments’ website at http://www.yourstructuredsettlement.com for more information.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by MangoSoft, Inc. (MGOF.OB) may differ materially from these statements due to a number of factors. MangoSoft, Inc. assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.